JOHN C. THOMPSON, LLC
                             22 EAST 100 SOUTH, #403
                            SALT LAKE CITY, UT 84111

August 7, 2003

Immunotechnology Corporation
Board of Directors
1661 Lakeview Circle
Ogden, Utah 84403

         Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

I refer to the above-captioned registration statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), to be filed on August 8, 2003 by Immunotechnology Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission.

I have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such latter documents.

In rendering this opinion, as to all matters of fact relevant to this opinion, I have assumed the completeness and accuracy of, and am relying solely upon, the representations, warranties and agreements of the Company and Ultimate Security Systems Corporation ("USSC") set forth in the Registration Statement, including the exhibits thereto, and the statements set forth in certificates of public officials and officers of the Company and of USSC, without making any independent investigation or inquiry with respect to the completeness or accuracy of such representations, warranties, agreements or statements.

I assume that each agreement, document or obligation referred to herein has been duly authorized, executed and delivered by all parties (other than the Company) thereto and that each such party (other than the Company) has all requisite legal capacity, power and authority and have taken all necessary action to effect the transactions contemplated by each such agreement, document or obligation to which it is a party.

The opinion expressed herein is qualified to the extent that the validity, binding effect or enforceability of any provision of any of the agreements, documents or obligations referred to herein may be subject to or affected by (i) applicable bankruptcy, insolvency, equitable subordination, preference, fraudulent conveyance or transfer, reorganization, moratorium, debt recharacterization or other laws relating to or affecting the rights and remedies of creditors generally or (ii) general equitable principals. I do not express any opinion herein as to the availability of any equitable or other specific remedy or of injunctive relief upon breach of any of the agreements, documents or obligations referred to herein.


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I express no opinion as to the validity, binding effect or enforceability of any provision of any of the agreements, documents or obligations referred to herein relating to (i) choice of law; (ii) the agreement to submit to the jurisdiction of any court to the extent that any court has the discretion to assume or decline such jurisdiction; or (iii) the enforceability of any provision regarding non_competition or other matters determined to be contrary to public policy. Furthermore, I express no opinion as to the validity, binding effect or enforceability of the indemnification and contribution provisions contained in any such agreement, document or obligation. I express no opinion as to compliance with applicable anti_fraud statutes, rules or regulations of applicable state or federal law.

I express no opinion as to, or as to any matter subject to, the laws of any state or jurisdiction other than the federal laws of the United States and, to the extent necessary for this opinion, the Delaware General Corporation Law.

Based on my examination mentioned above, I am of the opinion that the securities to be sold pursuant to the Registration Statement, including 366,666,667 shares of common stock of Immunotechnology Corporation to be issued to the shareholders of Ultimate Security Systems Corporation, and up to 3,600,000 shares of common stock underlying options for the purchase of common stock granted to Dollars and Sterling Corporation d/b/a Shulman & Associates (1,600,000 options) and Stenton Leigh Business Resources, Inc. (2,000,000 options), are duly authorized and will be, upon consummation of the merger and when issued in the manner described, respectively, in the Registration Statement, and according to the provisions of the Consulting and Acquisition Management Agreement, as amended, between USSC and Shulman & Associates, and the Advisory Services Agreement between USSC and Stenton Leigh Business Resources, Inc., legally and validly issued, fully paid and non-assessable under the applicable provisions of the Delaware General Corporation Law.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under "Legal Matters" in the related Prospectus. In giving the foregoing consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.


/s/ John C. Thompson
    John C. Thompson, Esq.